Exhibit 10.23

EMPLOYMENT AND NON-COMPETE AGREEMENT

This Employment and Non-Compete Agreement (this “Agreement”) is made as of May 1, 2007, between HANGER PROSTHETICS & ORTHOTICS, INC., a Delaware corporation (the “Company”); and Thomas C. Hofmeister (“Employee”).  The Company and Employee agree as follows:

1.             Employment.  The Company agrees to continue to employ Employee and Employee accepts such continued employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending upon termination pursuant to Section 4 (the “Employment Period”). The parties acknowledge Employee’s existing employment with the Company and the parties wish to replace all prior employment agreements between the parties with this Agreement, which is entered into in connection with an increase in Employee’s compensation.  Employee represents and warrants that Employee is not subject to any restrictive covenants (including, without limitation, covenants not to compete and covenants not to solicit) that would prevent Employee from entering into this Agreement or providing services on the Company’s behalf.  Employee further agrees not to use or disclose in the course of Employee’s employment with the Company any confidential information or trade secrets of any other Person.

2.             Compensation and Benefits. In consideration for the valuable services to be rendered by Employee and for Employee’s agreement not to compete against the Company as described in Section 5 and not to disclose or use Confidential Information of the Company as described in Section 6, the Company hereby agrees as follows:

(a)           During the first year of the Employment Period, the Company will pay Employee a gross salary at the annual rate of $215,508.00, less all applicable payroll taxes and other normal deductions (the “Base Salary”), payable at the bi-weekly gross rate of $8,288.77.  Employee’s Base Salary may be adjusted annually in January of each year based on an annual performance salary review as determined in the reasonable discretion of the Company. Employee also shall be entitled to (i) vacation/sick leave and medical benefits consistent with those received by other similarly situated employees of the Company; and (ii) an automobile allowance in the amount of $900.00 per month.

(b)           Employee shall also be eligible to receive cash bonus compensation (“Bonus”) for each full calendar year during the Employment Period ending following the effective date of this Agreement, which shall be deemed to include the calendar year 2007 for the purposes of this Section 2(b), provided that Employee remains continuously employed with the Company for the duration of 2007.  The targeted Bonus is thirty-five percent (35%) of the Base Salary and is contingent on Employee meeting or exceeding certain performance goals and/or the Company achieving certain year-end financial criteria, all as determined in the reasonable discretion of the Company. If Employee fails to meet such goals and/or the Company fails to achieve such criteria, the Bonus will range from zero percent (0%) of the Base Salary to thirty-five percent (35%) of the Base Salary. If Employee exceeds such goals and the Company achieves or exceeds such criteria, the Bonus will range from thirty-five percent (35%) of the Base Salary to seventy percent (70%) of the Base Salary. Notwithstanding the foregoing, in the event that Employee or the Company fail to attain their minimum respective goals or criteria in any given year, the Company may, in its reasonable discretion, decline to award any Bonus to Employee.

(c)           Within thirty (30) days after signing this Agreement, Employee shall receive a lump sum cash payment in the gross amount of Twenty-Five Thousand Dollars ($25,000.00), less all applicable payroll taxes and other normal deductions. Prior to or at the time of receipt of the payment, Employee will be required to execute a forgivable, one (1) year promissory note in a form acceptable to the Company.

(d)           On or before June 30, 2007, Employee shall receive 15,000 restricted shares of stock of Hanger Orthopedic Group, Inc. (“Hanger”), pending approval of the Compensation Committee of the Board of Directors of Hanger.  In addition to the foregoing grant of restricted shares of stock, Employee may have the opportunity to receive options to purchase stock or restricted shares of stock of Hanger in a manner consistent with any stock option or restricted share plan adopted by Hanger. The determination as to the amount of additional stock, if any, to be purchased under such stock option or restricted share plan shall be subject to the sole discretion of the Board of Directors of Hanger or a committee thereof. All grants of restricted shares of stock of Hanger or options to purchase stock of Hanger shall be governed by the applicable plans of Hanger with respect to such stock.

3.             Services.  During the Employment Period, Employee agrees (i) to devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business affairs of the Company (except for reasonable vacation periods subject to the reasonable approval of the Company or reasonable periods of illness or other incapacity); (ii) to render such services as the Company may from time to time direct; (iii) that Employee will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company; and (iv) that Employee will follow the policies and procedures of the Company, as set forth by the Company from time to time, as well as all applicable federal and state laws, rules and regulations.

4.             Termination.  The Employment Period will continue until terminated by (a) Employee’s death or permanent disability which renders the Employee unable to perform Employee’s duties hereunder (as determined by the Company in its good faith judgment); (b) Employee’s resignation; (c) the Company for Cause; or (d) the Company without Cause. If Employee terminates Employee’s employment under Section 4(b), written notice of at least thirty (30) days shall be provided to the Company in accordance with the provisions of Section 7; and if the Company terminates Employee’s employment under Section 4(d), written notice of at least thirty (30) days shall be provided to Employee in accordance with the provisions of Section 7. For purposes of this Section 4, “Cause” shall mean (i) the repeated failure or refusal of Employee to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Employee, or (iv) the commission by Employee of a felony or other crime involving moral turpitude or the commission by Employee of an act of financial dishonesty against the Company.

5.             Non-Compete.

(a)           Employee recognizes and acknowledges that by virtue of continuing employment hereunder, Employee will acquire valuable training and knowledge, enhance Employee’s professional skills and experience, and learn proprietary trade secrets and Confidential Information of the Company. In consideration of the foregoing and this employment contract, Employee agrees that during the Employment Period and for two (2) years thereafter (the “Non-Compete Period”), Employee will not directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise), without the Company’s prior written consent, knowingly hire or employ any Company Employee or knowingly solicit or encourage or attempt to influence any Company Employee to leave the employment of the Company. Employee agrees that the restraint imposed under this Section 5 is reasonable and not unduly harsh or oppressive.

(b)           If, at the time of enforcement of any provision of Section 5(a), a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the Company and Employee agree that the maximum period or scope reasonable or permissible under such circumstances will be substituted for the stated period or scope.

(c)           Since a material purpose of this Agreement is to protect the Company’s investment in the Employee and to secure the benefits of Employee’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Section 5 and that any such breach will cause the Company irreparable harm.  Therefore, in the event of a breach by Employee of any of the provisions of this Section 5, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

(d)           Employee specifically authorizes and permits the Company to provide any Person with which Employee serves (or may serve) as an employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise with a copy of this Agreement or a general description of some or all of the terms of this Agreement.

6.             Confidential Information.  Employee acknowledges that the information, observations, data and trade secrets (collectively, “Confidential Information”) obtained by Employee during the course of Employee’s performance under this Agreement, and previously if Employee has already been an employee of the Company, concerning the business or affairs of the Company are the property of the Company.  For purposes of this Agreement, “trade secret” means any method, program or compilation of information which is used in the Company’s business, including but not limited to:  (a) techniques, plans and materials used by the Company, (b) marketing methods and strategies employed by the Company, and (c) all lists of past, present or prospective patients, customers, referral sources and suppliers of the Company.  Employee agrees that Employee will not disclose to any unauthorized Person or use for Employee’s own account any of such Confidential Information without the written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act or become known to Employee lawfully outside the scope of Employee’s employment under this Agreement.  Employee agrees to preserve for the Company’s exclusive use and deliver to the Company at the termination of Employee’s employment, or at any other time the Company may request, all Company equipment and property (including, without limitation, tools, computers, mobile communication devices and furniture) and all memoranda, data, notes, plans, records, reports and other documents, whether in electronic, written or other form (and copies thereof), relating to the business of the Company which Employee may then possess or have under Employee’s control.

7.             Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

To the Company:	Vice President, Human Resources
Hanger Orthopedic Group, Inc.
Two Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814

To Employee:	Thomas C. Hofmeister
380 Wingfoot Drive
Westminster MD 21158

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

8.             Miscellaneous.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors and assigns. Employee may not assign Employee’s rights or delegate Employee’s obligations hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the consent of Employee to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Maryland. All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of Section 5 or Section 6 of this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.

9.             Severance.

(a)           In the event that Employee’s employment with the Company is terminated under Section 4(a), Section 4(b) or Section 4(c), Employee shall receive no severance payments or salary continuation whatsoever.

(b)           In the event Employee’s employment with the Company is terminated under Section 4(d), then the Company shall provide Employee with salary continuation in a total aggregate amount equal to one (1) year of Employee’s Base Salary at the time of termination of the Employment Period to be paid out in equal installments over the twelve (12) month period following the termination of the Employment Period. Notwithstanding anything herein to the contrary, each of the following shall, without limiting any other remedies available to the Company, be considered a breach of this Agreement completely relieving the Company of any obligations due or owing at any time to Employee under this Section 9: (i) the failure of Employee to use his best efforts to ensure a smooth transition to Employee’s successor; and (ii) the breach by Employee of any of the provisions of Section 5 and/or Section 6.  Notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to any payments under this Section 9(b) unless Employee has first duly executed a form of agreement and general release acceptable to the Company releasing the Company from certain claims Employee may have in connection with Employee’s employment with the Company and the termination thereof, to the extent permitted by law.

10.           Definitions.

(a)           The “Company” shall include Hanger and all of its past, present or future direct or indirect subsidiaries (including subsidiaries of subsidiaries).

(b)           “Company Employee” shall mean any Person who is an employee of the Company with whom the Employee worked at any time during the twenty-four (24) month period ending on the earlier of the termination of the Employment Period or the then current date.

(c)           “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

(d)           “Permitted Transferee” shall mean (a) any successor by merger or consolidation to the Company or any Permitted Transferee; (b) any purchaser of all or substantially all of the Company’s or any Permitted Transferee’s assets; and (c) any lender to (i) the Company, (ii) any Permitted Transferee and/or (iii) any affiliate of the Company or of any Permitted Transferee.

11.           Counterparts.        This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

[ The next page is the signature page. ]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EMPLOYEE:

/s/ Thomas C. Hofmeister
Name:	Thomas C. Hofmeister

HANGER PROSTHETICS & ORTHOTICS, INC.

By:	/s/ Brian Wheeler
Brian Wheeler, Vice President